Exhibit 99.1

STONERIDGE REPORTS FOURTH-QUARTER 2014 RESULTS

•	Adjusted EPS from Continuing Operations (excludes unusual items) of $0.25 on Continuing Positive Sales Performance by Control Devices and Electronics
•	Company Recognizes Non-Cash Goodwill Impairment for All Remaining PST Goodwill Resulting in a $21.8 Million Expense or $0.81 Per Share Loss, and Non-Recurring Debt Refinancing Charges of $9.7Million or $0.36 Per Share Loss
•	Loss Attributable to Stoneridge from Continuing Operations of ($0.92) Includes Goodwill Impairment and Non-Recurring Debt Refinancing Charges
•	Wiring Transaction Proceeds of $71.4 Million Used to Deleverage the Company; Remaining $157.5 Million of 9.5% Senior Secured Notes Redeemed on October 15, 2014

WARREN, Ohio – February 27, 2015 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the quarter and year ended December 31, 2014.

Fourth-quarter 2014 net sales were $166.8 million, a decrease of $2.4 million, or 1.4%, compared with $169.2 million for the fourth quarter of 2013. The Company’s PST business segment experienced a sales decrease of $9.8 million, or 21.5%, compared with the fourth quarter of 2013 as a result of deteriorating economic conditions in Brazil. PST sales were also adversely affected by unfavorable foreign exchange translation. The Brazilian Real depreciated 11.7% to the U.S. dollar, which reduced U.S. dollar reported sales for PST by approximately $4.2 million of the $9.8 million decrease. On a local currency basis, PST sales decreased by 12.3%.

The Company’s Control Devices segment recorded an increase in sales of $2.8 million, or 3.8%, and the Electronics segment recorded a $4.6 million, or 8.9%, increase compared with the fourth quarter of 2013. Electronics sales in the fourth quarter of 2014 included $6.3 million of post disposition sales to the Company’s former Wiring business acquired by Motherson. These sales were previously accounted for as intercompany transactions. The increases reflect continued strength in these segments.

The adjusted earnings per share from continuing operations attributable to Stoneridge, Inc. was $0.25 for the fourth quarter of 2014 (see Exhibit 1 for reconciliation of this non-GAAP measure). The fourth-quarter 2014 loss from continuing operations attributable to Stoneridge, Inc. of ($24.9) million, or ($0.92) per diluted share, included non-cash expense for PST goodwill impairment of $21.8 million, or $0.81 per diluted share, which was the result of the Company’s annual goodwill valuation testing. In addition, the Company recorded $9.7 million, or $0.36 per diluted share, for the note redemption premium and write-off of deferred financing fees from the redemption on October 15, 2014 of the remaining $157.5 million of the outstanding 9.5% Senior Secured Notes.

Fourth-quarter 2014 net loss attributable to Stoneridge, Inc. was ($26.6) million, or ($0.99) per diluted share, composed of loss from continuing operations of ($24.9) million, or ($0.92) per share, and loss on discontinued operations related to the former Wiring business of ($1.7) million, or ($0.07) per share.

As of December 31, 2014, Stoneridge’s consolidated cash position was $43.0 million, a decrease of $19.8 million from December 31, 2013. Cash decreased due to payments made to extinguish the 9.5% Senior Secured Notes. In addition, PST’s inventories were reduced by $9.0 million in the fourth quarter compared to the third quarter, with plans in place to reduce inventory further in the first half of 2015.

John Corey, President and Chief Executive Officer, commented, “Our Electronics and Control Devices segments continued to perform well and PST’s sales performed as we expected in the fourth quarter. Consummating the sale of the Wiring business, executing our new Credit Facility on September 12, 2014, and extinguishing the Notes were important transformational steps for Stoneridge. As we begin 2015, we will focus our efforts on our organic growth which is mostly in the North America region. We will also remain active in pursuing attractive acquisition opportunities to augment our growth strategies in Control Devices and Electronics.”

Corey concluded, “Although the improvement in the Brazilian economy did not materialize as quickly as we anticipated in the second half of 2014, we are encouraged by the 8.4% revenue growth in local currency in the fourth quarter compared to the third quarter. This growth was muted by a weakening Brazilian Real compared to the U.S. dollar. Foreign currency translation and transaction risks caused by the strengthening U.S. dollar are becoming a larger factor affecting our financial performance. Our 2015 guidance published February 10, 2015 reflects our effort to grow our business profitably and our expectation of continued U.S. dollar strength and its unfavorable impact on our results.”

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2014 fourth-quarter results can be accessed at 10 a.m. Eastern time on Friday, February 27, 2015, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, motorcycle, off-highway vehicle and agricultural equipment production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended		For the Years Ended
	December 31,		December 31,
(in thousands, except per share data)	2014	2013	2014	2013

Net sales	$166,811	$169,235	$660,579	$659,486

Costs and expenses:
Cost of goods sold	121,910	118,592	469,705	453,531
Selling, general and administrative	30,043	30,502	123,630	123,180
Design and development	9,693	10,583	41,609	40,372
Goodwill impairment	27,960	-	51,458	-
Operating income (loss)	(22,795)	9,558	(25,823)	42,403

Interest expense, net	1,821	4,647	16,880	18,096
Equity in earnings of investee	(228)	(80)	(815)	(476)
Loss on early extinguishment of debt	9,687	-	10,607	-
Other expense (income), net	(1,703)	965	565	1,457

Income (loss) before income taxes from continuing operations	(32,372)	4,026	(53,060)	23,326

Provision (benefit) for income taxes from continuing operations	(1,066)	537	(1,856)	2,797

Income (loss) from continuing operations	(31,306)	3,489	(51,204)	20,529

Discontinued operations:
Loss from discontinued operations, net of tax	(897)	(3,168)	(811)	(4,021)
Loss on disposal, net of tax	(795)	-	(8,576)	-

Income (loss) from discontinued operations	(1,692)	(3,168)	(9,387)	(4,021)

Net income (loss)	(32,998)	321	(60,591)	16,508

Net income (loss) attributable to noncontrolling interest	(6,444)	117	(13,483)	1,377

Net income (loss) attributable to Stoneridge, Inc.	$(26,554)	$204	$(47,108)	$15,131

Earnings (loss) per share from continuing operations
attributable to Stoneridge, Inc.:
Basic	$(0.92)	$0.13	$(1.40)	$0.72
Diluted	$(0.92)	$0.12	$(1.40)	$0.70

Earnings (loss) per share attributable to discontinued operations:
Basic	$(0.07)	$(0.12)	$(0.35)	$(0.15)
Diluted	$(0.07)	$(0.11)	$(0.35)	$(0.14)

Earnings (loss) per share attributable to Stoneridge, Inc.:
Basic	$(0.99)	$0.01	$(1.75)	$0.57
Diluted	$(0.99)	$0.01	$(1.75)	$0.56

Weighted-average shares outstanding:
Basic	26,954	26,692	26,924	26,671
Diluted	26,954	27,106	26,924	27,193

CONSOLIDATED BALANCE SHEETS (Unaudited)

As of December 31 (in thousands)	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$43,021	$62,825
Accounts receivable, less reserves of $2,017 and $2,625, respectively	105,102	102,449
Inventories, net	71,253	79,528
Prepaid expenses and other current assets	26,135	27,831
Current assets of discontinued operations	-	96,969
Total current assets	245,511	369,602

Long-term assets:
Property, plant and equipment, net	85,311	86,323
Other assets:
Intangible assets, net	56,637	68,498
Goodwill	1,078	54,348
Investments and other long-term assets, net	10,214	9,551
Total long-term assets	153,240	218,720
Total assets	$398,751	$588,322

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of debt	$19,655	$12,187
Accounts payable	58,593	57,471
Accrued expenses and other current liabilities	42,066	47,310
Current liabilities of discontinued operations	-	36,754
Total current liabilities	120,314	153,722

Long-term liabilities:
Revolving credit facility	100,000	-
Long-term debt, net	10,651	185,045
Deferred income taxes	50,006	57,026
Other long-term liabilities	3,974	3,995
Total long-term liabilities	164,631	246,066

Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized,
28,853 and 28,803 shares issued and 28,221 and 28,483 shares outstanding at
December 31, 2014 and 2013, respectively, with no stated value	-	-
Additional paid-in capital	192,892	187,742
Common Shares held in treasury, 632 and 320 shares at December 31,
2014 and 2013, respectively, at cost	(1,284)	(519)
Accumulated deficit	(54,879)	(7,771)
Accumulated other comprehensive loss	(45,473)	(30,458)
Total Stoneridge Inc. shareholders' equity	91,256	148,994
Noncontrolling interest	22,550	39,540
Total shareholders' equity	113,806	188,534
Total liabilities and shareholders' equity	$398,751	$588,322

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
	Three months ended		For the years ended
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013

Net income (loss)	$(32,998)	$321	$(60,591)	$16,508
Less: income (loss) attributable to noncontrolling interest	(6,444)	117	(13,483)	1,377
Net income (loss) attributable to Stoneridge, Inc.	(26,554)	204	(47,108)	15,131

Other comprehensive income (loss), net of tax attributable
to Stoneridge, Inc.:
Foreign currency translation adjustments	(9,104)	(5,978)	(15,268)	(17,925)
Benefit plan liability adjustments	141	-	141	-
Unrealized gain (loss) on derivatives	161	(118)	112	(2,251)
Other comprehensive loss, net of tax attributable
to Stoneridge, Inc.	(8,802)	(5,860)	(15,015)	(20,176)

Comprehensive loss attributable to Stoneridge, Inc.	$(35,356)	$(5,656)	$(62,123)	$(5,045)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Years ended December 31 (in thousands)	2014	2013

OPERATING ACTIVITIES:
Net cash provided by operating activities	$19,815	$43,684

INVESTING ACTIVITIES:
Capital expenditures	(24,754)	(25,344)
Proceeds from sale of fixed assets	110	107
Change in restricted cash	-	-
Loss on disposal of Wiring business	71,386	-
Business acquisition	(1,022)	-
Net cash provided by (used for) investing activities	45,720	(25,237)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	100,000	-
Revolving credit facility payments	-	(1,160)
Extinguishment of senior notes	(175,000)	-
Premiums related to early extinguishment of senior notes	(8,006)	-
Proceeds from issuance of other debt	30,072	25,555
Repayments of other debt	(25,610)	(24,382)
Noncontrolling interest shareholder distribution	(1,083)	-
Other financing costs	(1,666)
Repurchase of Common Shares to satisfy employee tax withholding	(765)	(516)
Net cash used for financing activities	(82,058)	(503)

Effect of exchange rate changes on cash and cash equivalents	(3,281)	326

Net change in cash and cash equivalents	(19,804)	18,270

Cash and cash equivalents at beginning of period	62,825	44,555

Cash and cash equivalents at end of period	$43,021	$62,825

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$(793)	$(1,419)

Exhibit 1

Stoneridge, Inc.
Reconciliation of Net Loss and Loss Per Diluted Share to Adjusted Net Income and Earnings Per Share
Three months ended December 31, 2014
(Unaudited)
		Diluted
		Earnings (Loss)
	Net Income (Loss)	Per Share

Net Loss and Loss per Diluted Share Attributable to Stoneridge Inc.	$(26,554)	$(0.99)

Less: Net Loss and Loss Per Diluted Share Attributable to Discontinued Operations	(1,692)	(0.07)

Net Income and Earnings per Diluted Share Attributable to Stoneridge, Inc.
from Continuing Operations	(24,862)	(0.92)

Unusual Items - PST Goodwill Impairment and Debt Extinguishment Costs
Plus: PST Goodwill Impairment	27,960	1.04
Less: PST Goodwill Impairment Attributable to Noncontrolling Interest	(6,142)	(0.23)
Net PST Goodwill Impairment Attributable to Stoneridge, Inc.	21,818	0.81

Plus: Debt Extinguishment Costs	9,687	0.36

Total Adjustment for PST Goodwill Impairment and Debt Extinguishment	31,505	1.17

Adjusted Net Income and Earnings Per Share Attributable to Stoneridge, Inc.	$6,643	$0.25